Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 17, 2009--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the thirteen weeks ended August 1, 2009. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statement regarding forward-looking information included below under “Forward-Looking Information.”

The net loss for the thirteen weeks ended August 1, 2009 was $26.7 million ($0.36 per share) compared to the net loss for the thirteen weeks ended August 2, 2008 of $38.3 million ($0.51 per share). Included in net loss for the thirteen weeks ended August 2, 2008 is a pretax gain of $17.9 million ($11.2 million after tax or $0.15 per share) primarily related to the sale of an airplane and asset impairment and store closing charges of $9.8 million ($6.1 million after tax or $0.08 per share).

Dillard’s Chief Executive Officer, William Dillard, II, stated, “Although we are clearly disappointed with a net loss for the second quarter, we were pleased to realize continued significant benefits from our aggressive actions pertaining to inventory management, expense reduction and cash conservation.” Highlights of the thirteen weeks ended August 1, 2009 include:

  Improved merchandise gross margin performance of approximately 130 basis points of sales compared to prior year second quarter.
  Operating expense savings of $82.6 million compared to the prior year second quarter.
  Positive cash flow from operations of $183.1 million for the twenty six weeks ended August 1, 2009 compared to $109.7 million for the prior year twenty-six week period.
  Inventory reduction of $336.5 million (19%) at August 1, 2009 compared to August 2, 2008. Inventory in comparable stores declined 18%.
  Year over year debt reduction of $326.5 million.

Net Sales/ Total Revenue

Net sales for the thirteen weeks ended August 1, 2009 were $1.428 billion compared to net sales for the thirteen weeks ended August 2, 2008 of $1.608 billion. Net sales for the thirteen weeks ended August 1, 2009 include the operations of CDI Contractors, LLC (“CDI”) a former equity method joint venture investment.

Total merchandise sales were $1.366 billion, declining 15% during the thirteen-week period ended August 1, 2009 compared to the thirteen week period ended August 2, 2008. Merchandise sales in comparable stores declined 13%.

Gross Margin/Inventory

Gross margin from retail operations improved approximately 130 basis points of sales during the thirteen weeks ended August 1, 2009 compared to the thirteen weeks ended August 2, 2008 as a result of the Company’s successful inventory management efforts evidenced by lower inventory levels, decreased purchases and decreased markdown activity. Inventory in total and comparable stores declined 19% and 18%, respectively, at August 1, 2009 compared to August 2, 2008. Dillard’s remains focused on inventory management with realistic purchasing in light of current economic conditions combined with measures to better match the timing of merchandise receipts with anticipated customer demand.

Gross margin from retail operations excludes the effect of CDI Contractors, LLC, (“CDI”), a wholly-owned subsidiary of the Company. Including the effect of CDI, gross margin improved 10 basis points of sales during the second quarter. The Company purchased the remaining 50% interest of CDI on August 29, 2008.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general (“operating expenses”) expenses declined $82.6 million during the thirteen weeks ended August 1, 2009 compared to the thirteen weeks ended August 2, 2008 primarily as a result of the Company’s extensive expense reduction measures combined with recent store closures. Notable areas of savings during the second quarter of 2009 were payroll, advertising, services purchased and supplies. Management believes recent expense reduction initiatives combined with savings from store closures could produce an operating expense decline exceeding $200 million during the 2009 fiscal year.

Interest and Debt Expense

Net interest and debt expense declined $4.0 million for the thirteen weeks ended August 1, 2009 compared to the thirteen weeks ended August 2, 2008 primarily as a result of lower average debt. Interest and debt expense was $19.0 million and $23.0 million during the thirteen weeks ended August 1, 2009 and August 2, 2008, respectively.

Credit Facility

Dillard’s maintains a $1.2 billion revolving credit facility with JPMorgan Chase Bank as the lead agent. The credit agreement expires on December 12, 2012, and there are no financial covenants under this facility provided its availability exceeds $100 million. As of August 1, 2009, short-term borrowings of $67 million and letters of credit totaling $92.7 million were outstanding under the revolving credit facility.

CDI Contractors, LLC.

Operating results for the thirteen weeks ended August 1, 2009 reflect the operations of CDI Contractors, LLC, a former equity method joint venture investment. The Company purchased the remaining 50% interest of CDI on August 29, 2008. The increase in accounts receivable from $9.3 million at August 2, 2008 to $68.9 million at August 1, 2009 is primarily due to the consolidation of CDI.

Store Information

During the thirteen weeks ended August 1, 2009, Dillard’s closed its Tullahoma, Tennessee location (64,000 square feet). Currently, Dillard’s has identified five other locations for closure during 2009 and remains committed to closing under-performing stores where appropriate.

At August 1, 2009, the Company operated 304 Dillard’s locations and 10 clearance centers spanning 29 states and an Internet store at www.dillards.com.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	13-Week Period Ended

	August 1, 2009		August 2, 2008

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,427.8	-	$1,607.8	-
Total revenues	1,455.2	101.9%	1,646.5	102.4%
Cost of sales	1,001.0	70.1	1,129.4	70.2
Advertising, selling, administrative and general expenses	396.7	27.8	479.3	29.8
Depreciation and amortization	66.4	4.6	73.0	4.6
Rentals	13.9	1.0	14.5	0.9
Interest and debt expense, net	19.0	1.3	23.0	1.4
Gain on disposal of assets	(0.5)	0.0	(17.9)	(1.1)
Asset impairment and store closing charges	-	0.0	9.8	0.6
Loss before income taxes and equity in losses of joint ventures	(41.3)	(2.9)	(64.6)	(4.0)
Income tax benefit	(15.0)		(27.3)
Equity in losses of joint ventures	(0.4)	(0.0)	(1.0)	(0.1)
Net loss	$(26.7)	(1.9)%	$(38.3)	(2.4)%

Basic and diluted loss per share	$(0.36)		$(0.51)
Basic weighted average shares	73.8		75.0
Diluted weighted average shares	73.8		75.0

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)

	26-Week Period Ended

	August 1, 2009		August 2, 2008

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$2,901.6	-	$3,283.4	-
Total revenues	2,960.5	102.0%	3,360.1	102.3%
Cost of sales	1,980.6	68.3	2,247.7	68.5
Advertising, selling, administrative and general expenses	811.0	27.9	960.3	29.2
Depreciation and amortization	131.9	4.5	145.1	4.4
Rentals	28.4	1.0	30.1	0.9
Interest and debt expense, net	37.4	1.3	45.1	1.4
Gain on disposal of assets	(0.6)	0.0	(18.0)	(0.5)
Asset impairment and store closing charges	-	-	10.7	0.3
Loss before income taxes and equity in losses of joint ventures	(28.2)	(1.0)	(60.9)	(1.9)
Income tax benefit	(10.4)		(25.7)
Equity in losses of joint ventures	(1.2)	(0.0)	(0.4)	(0.0)
Net loss	$(19.0)	(0.7)%	$(35.6)	(1.1)%

Basic and diluted loss per share	$(0.26)		$(0.47)
Basic weighted average shares	73.7		75.1
Diluted weighted average shares	73.7		75.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Millions)

	August 1,	August 2,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$116.9	$108.4
Accounts receivable, net	68.9	9.3
Merchandise inventories	1,414.0	1,750.5
Federal income tax receivable	3.9	-
Other current assets	46.3	51.2
Total current assets	1,650.0	1,919.4

Property and equipment, net	2,868.6	3,154.6
Goodwill	-	31.9
Other assets	79.2	159.8

Total Assets	$4,597.8	$5,265.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$672.8	$744.2
Current portion of long-term debt and capital leases	27.3	103.5
Other short-term borrowings	67.0	285.0
Federal and state income taxes including current deferred taxes	41.6	27.3
Total current liabilities	808.7	1,160.0

Long-term debt and capital leases	775.1	807.4
Other liabilities	219.4	218.6
Deferred income taxes	366.0	421.8
Guaranteed preferred beneficial interests in the
Company's subordinated debentures	200.0	200.0
Stockholders' equity	2,228.6	2,457.9

Total Liabilities and Stockholders' Equity	$4,597.8	$5,265.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Millions)

	26 Weeks Ended
	August 1, 2009	August 2, 2008
Operating activities:
Net loss	$(19.0)	$(35.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	132.9	146.0
Gain on disposal of property and equipment	(0.6)	(18.0)
Gain on repurchase of debt	(1.5)	-
Asset impairment and store closing charges	-	10.7
Changes in operating assets and liabilities:
Decrease in accounts receivable	19.1	1.6
(Increase) decrease in merchandise inventories and other current assets	(32.8)	34.5
Decrease in other assets	5.8	7.1
Increase (decrease) in trade accounts payable and accrued expenses, other liabilities and income taxes	79.2	(36.6)
Net cash provided by operating activities	183.1	109.7
Investing activities:
Purchase of property and equipment	(20.6)	(104.3)
Proceeds from disposal of property and equipment	1.6	45.3
Net cash used in investing activities	(19.0)	(59.0)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(5.1)	(97.6)
Cash dividends paid	(5.9)	(6.0)
(Decrease) increase in short-term borrowings	(133.0)	90.0
Purchase of treasury stock	-	(17.5)
Payment of line of credit fees and expenses	-	(0.1)
Net cash used in financing activities	(144.0)	(31.2)
Increase in cash and cash equivalents	20.1	19.5
Cash and cash equivalents, beginning of period	96.8	88.9
Cash and cash equivalents, end of period	$116.9	$108.4
Non-cash transactions:
Accrued capital expenditures	$6.3	$14.8
Property and equipment financed by note payable	-	23.6
Stock awards	1.7	2.1

Other Information
(In Millions)

	August 1,	August 2,
	2009	2008

Square footage	54.2	56.6
Capital expenditures
13 weeks ended	$ 18.8	$ 55.4
26 weeks ended	28.6	119.7

Estimates for 2009

The Company is updating the following estimates for certain financial statement items for the fiscal year ending January 30, 2010 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information.”

	In Millions
	2009	2008
	Estimated	Actual

Depreciation and amortization	$262	$284
Rental expense	59	61
Interest and debt expense, net	77	89
Capital expenditures	90	188

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; adequate and stable availability of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 31, 2009, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965